EXHIBIT 24.1

POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mack V. Traynor, III, and Timothy F. Floeder, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

By	/s/ Mack V. Traynor, III Mack V. Traynor, III Chief Executive Officer, President and Director (Principal Executive Officer)	Date:	March 9, 2004

By	/s/ Douglas J. Nesbit Douglas J. Nesbit Chief Financial Officer Treasurer and Secretary (Principal Financial and Accounting Officer)	Date:	March 9, 2004

By	/s/ Dennis J. Leisz Dennis J. Leisz Chairman of the Board and Director	Date:	March 9, 2004

By	Anthony J. Fant Director

By	/s/ Timothy F. Floeder Timothy F. Floeder Director	Date:	March 9, 2004

By	/s/ Michael J. Evers Michael J. Evers Director	Date:	March 9, 2004

By	/s/ George M. Heenan George M. Heenan Director	Date:	March 9, 2004